UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF
                       THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registered under and pursuant to the provisions of
Section 8(a) of The Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

         CRM Mutual Fund Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         c/o Cramer Rosenthal McGlynn, LLC
         520 Madison Avenue
         New York, New York 10022

TELEPHONE NUMBER (INCLUDING AREA CODE):

         (212) 326-5318

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Elizabeth A. Coley
         Cramer Rosenthal McGlynn, LLC
         520 Madison Avenue
         New York, New York 10022
         copies to:

         Thomas John Holton
         Bingham McCutchen LLP
         150 Federal Street
         Boston, Massachusetts 02110


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]                   No [ ]

                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 8th day of April, 2005.


                                   CRM Mutual Fund Trust


                                   By:/s/ Ronald H. McGlynn
                                      ---------------------
                                      Ronald H. McGlynn
                                      Chief Executive Officer


ATTEST:


/s/ Carlos A. Leal
------------------
Carlos A. Leal
Chief Financial Officer